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Exhibit 12.1

SIMON PROPERTY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(in thousands)

	Pro forma Combined	For the six months ended June 30, (Unaudited))		Pro forma Combined	For the year ended December 31,
	2004	2004	2003	2003	2003	2002	2001	2000	1999
Earnings:
Pre-tax income from continuing operations	$193,903	$188,437	$188,037	480,899	$458,231	$544,399	$282,460	$346,770	$294,021
Add:
Pre-tax income from 50%-or greater than 50%-owned unconsolidated entities	19,226	19,226	29,746	59,165	59,165	47,939	62,448	50,377	60,940
Minority interest in income of majority-owned subsidiaries	4,681	4,681	2,419	7,277	7,277	10,498	10,593	10,370	10,719
Distributed income from less than 50% owned unconsolidated entities	22,889	19,699	19,049	45,385	42,939	37,811	51,740	45,948	30,169
Amortization of capitalized interest	1,237	1,237	967	1,850	1,850	1,876	1,706	1,323	724
Fixed Charges	414,892	365,448	352,611	807,383	703,948	694,292	726,007	776,347	692,984
Less:
Income from unconsolidated entities	(43,141)	(36,908)	(46,974)	105,136	(99,645)	(78,695)	(67,116)	(56,773)	(51,140)
Interest capitalization	(8,058)	(6,976)	(4,955)	(15,345)	(11,059)	(5,507)	(10,325)	(20,108)	(24,377)
Preferred distributions of consolidated subsidiaries	(14,012)	(9,805)	(5,670)	(20,457)	(12,044)	(11,340)	(26,085)	(40,602)	(32,252)

Earnings	$591,617	$545,039	$535,230	$1,261,021	$1,150,662	$1,241,273	$1,031,428	$1,113,652	$981,788

Fixed Charges:
Portion of rents representative of the interest factor	3,268	3,268	2,510	6,130	5,620	4,298	4,977	5,078	4,913
Interest on indebtedness (including amortization of debt expense)	389,554	345,399	339,476	765,457	675,225	673,147	684,620	710,559	631,442
Interest capitalized	8,058	6,976	4,955	15,345	11,059	5,507	10,325	20,108	24,377
Preferred distributions of consolidated subsidiaries	14,012	9,805	5,670	20,457	12,044	11,340	26,085	40,602	32,252

Fixed Charges	$414,892	$365,448	$352,611	$807,383	$703,948	$694,292	$726,007	$776,347	$692,984

Preferred Stock Dividends	27,971	15,670	31,365	101,004	55,138	64,201	51,360	36,808	37,071

Fixed Charges and Preferred Stock Dividends	$442,863	$381,118	$383,976	$908,387	$759,086	$758,493	$777,367	$813,155	$730,055

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.34x	1.43x	1.39x	1.39x	1.52x	1.64x	1.33x	1.37x	1.34x

        For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests and our share of income (loss) from 50%-owned affiliates which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. There are generally no restrictions on our ability to receive distributions from our joint ventures where no preference in favor of the other owners of the joint venture exists. "Fixed charges" consist of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issue costs.

        The computation of ratio of earnings to fixed charges has been restated to adopt SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." Among other items, SFAS No. 145 rescinds SFAS No. 4, "Reporting of Gains and Losses from Extinguishment of Debt." As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of APB Opinion No. 30. Debt extinguishments as part of a company's risk management strategy would not meet the criteria for classification as extraordinary items. Therefore, we are required to reclassify all of the extraordinary items related to debt transactions recorded in prior periods, including those recorded in the current period, to income from continuing operations.

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SIMON PROPERTY GROUP, INC. Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (in thousands)